EXHIBIT 23
                                   ----------

                               GEORGE STEWART, CPA
                     2301 SOUTH JACKSON STREET, SUITE 101-G
                            SEATTLE, WASHINGTON 98144
                        (206) 328-8554 FAX (206) 328-0383




To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of my report April 12, 2002, on the Financial Statements of Medina Coffee, Inc. as of December 31, 2001 and December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/George Stewart, CPA
George Stewart, CPA

April 12, 2002